IDS Life Insurance Company of New York
20 Madison Avenue Extension
P.O. Box 5144
Albany, New York 12205

Flexible Premium Variable Life Insurance Policy

- Adjustable death benefit payable at insured's death prior to the maturity date at age 100 anniversary.
-    Cash surrender value payable on the maturity date at age 100 anniversary.
- Flexible premiums payable during the lifetime of the insured until the maturity date at age 100 anniversary.
-    No-lapse guarantee as described herein.
-    This policy is nonparticipating. Dividends are not payable.

Insured:       John Doe
Policy Date:   January 15, 1999

This is a life insurance policy. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company of New York, a Stock Company. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of your application and payment of the initial premium, we issue this policy and we promise: to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the insured died while this policy was in force; or to pay the proceeds to you if, on the maturity date, the insured is living and this policy is in force.

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the subaccounts.

A No-lapse guarantee is provided until 5 years from the policy date if minimum monthly premiums are paid as defined in this policy.

The policy value of this policy may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum policy value.

Policy Number:                9790-1234 567

Initial Specified Amount:     $100,000

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY FOR 10 DAYS. If for any reason you are not satisfied with this policy, return it to us or our representative within 10 days after you receive it. We will then cancel this policy and refund all premiums which you have paid. This policy will then be considered void from its start.

Signed for and issued by IDS Life Insurance Company of New York, in Albany, New York, as of the policy date shown above.

President:

/s/ Timothy V. Bechtold

Secretary:

/s/ Eric L. Marhoun

GUIDE TO POLICY PROVISIONS

Rate Table               Tables of Guaranteed Maximum Monthly
                         Cost of Insurance Rates/Page 4,5

Definitions              Important words and meanings/Page 6

Insurance Contract       Entire contract; Incontestability;
                         Suicide provision; Misstatement of
                         age or sex; Termination/Page 7

Owner and Beneficiary    Owner's rights; Successor owner; Change of
                         ownership; Beneficiary designation; Change of beneficiary; Assignment/Page 9

Premiums                 Payment of premiums; Premium allocations;
                         Grace period; No-lapse guarantee; Reinstatement/Page 10

Death Benefits           Death benefit options 1 and 2/Page 12

Policy Change            How to increase or decrease the specified amount
                         or to change the death benefit options/Page 13

Policy Values            The policy's value and how it is determined; Monthly
                         deduction; Cost of insurance; Basis of policy values/Page 14

Policy Loans             How to request a loan; Interest rate;
                         Amount of loan; Loan repayment/Page 17

Policy Surrender         Cash surrender value; Full and partial
                         surrenders/Page 18

Subaccounts              The subaccounts; Net investment factor; Deductions
                         from the subaccounts; Transfer of values/Page 19

Payment of Policy        How the proceeds are paid; Payment options/Page 21
Proceeds

Insured:                 John Doe                 Initial Specified Amount:     $100,000

Issue Age:               35                       Minimum Specified             Policy year 1  - $100,000;
                                                  Amount Allowed:               years 2-5      - $ 80,000;
Risk Classification:     Standard Non-Smoker                                    years 6-10     - $ 60,000;
                                                                                years 11-15    - $ 40,000
Type of Policy:          Flexible Premium                                       thereafter     - $  1,000
                         Variable Life

Initial Death                                     Initial Premium:              $100.00
Benefit Option:          Option 1
                                                  Scheduled Premium:            $1,200.00 per year
                                                                                payable monthly
Policy Number:           9790-01234567            Minimum Monthly
                                                  (no-lapse guarantee)
Policy Date:             January 15, 1999         Premium:                      $88.19 per month

Maturity Date:           January 15, 2064

Monthly Date:            15                       Premium Expense Charge:       3.5% of premium

Guaranteed Interest                               Policy Fee:                   $5.00 per month
Rate:                    4% per year

Guaranteed Interest
Rate Factor:             1.0032737                Partial Surrender Fee:        $25.00 or 2% of amount
                                                                                surrendered, whichever is less
Current Loan
Interest Rate:                                    Current Mortality and
  First 10 policy years: 6% per year              Expense Risk Charge:
  All other                                       First 10 policy years:        .9% per year
  policy years:          4% per year              All other policy years:       .45% per year

Guaranteed Loan                                   Guaranteed Mortality and
Interest Rate:           6% per year              Expense Risk Charge:
                                                  All policy years:             .9% per year

No-lapse guarantee
period:                  5 years from the policy
                         date.

               Table of Surrender Charges

Policy Year         Beginning of year        End of year

1-5                     $901.00                  $901.00
6                        901.00                   720.80
7                        720.80                   540.60
8                        540.60                   360.40
9                        360.40                   180.20
10                       180.20                     0.00

This table applies to the initial specified amount for the first 10 policy years. After year 5, surrender charges decrease monthly. Additional charges will apply to each increase in the specified amount for 10 years after the effective date of the increase.

The premium payments shown above may not be sufficient to continue the policy and coverage in force to the maturity date. The period for which the policy and coverage will continue in force will depend on: 1) the amount, timing, and frequency of premium payment; 2) changes in the specified amount and the death benefit options; 3) change in the interest rates credited to the fixed account and in the investment performance of the subaccounts; 4) changes in the monthly cost of insurance deductions from the policy value for this policy and any benefits provided by riders to this policy; and 5) loan and partial surrender activity.

Cost of insurance rates may be changed based on our expectations as to expense, persistency and investment earnings experience. Any change will apply to all individuals in the same risk class and will be in accordance with procedures and standards on file with the Insurance Department. The Cost of Insurance rates will never exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in this policy on pages 4 and 5.

Payments allocated to the fixed account will receive the rate in effect when the payment is received in the IDS Life of New York Home Office. The interest rate will never be less than the guaranteed interest rate of 4.0%. Any interest rates for the fixed account in excess of the guaranteed rate are not guaranteed and may change. Any change will be based on our expectations as to future interest rates and will be in accordance with procedures and standards on file with the Insurance Department.

Any change in interest rates and cost of insurance rates may require more premium to be paid than was illustrated or the policy values may be less than those illustrated.

The interest rate applied to the portion of the policy value which equals any indebtedness due us will be the Guaranteed Interest Rate.

Investment Options                                                         Initial Premium Allocations
     IDS Life of New York Fixed Account                                                 0.0%

     IDS Life of New York Account 8

          Subaccounts that invest in portfolios ("the Portfolios") of the IDS Life Series Fund, Inc.:

               FIX     IDS Life Fixed Account                                         100.0%
               YEQ     IDS Life Series Fund, Inc. Equity Portfolio                      0.0%
               YIN     IDS Life Series Fund, Inc. Income Portfolio                      0.0%
               YMM     IDS Life Series Fund, Inc. Money Market Portfolio                0.0%
               YMA     IDS Life Series Fund, Inc. Managed Portfolio                     0.0%
               YGS     IDS Life Series Fund, Inc. Government Securities Portfolio       0.0%
               YIT     IDS Life Series Fund, Inc. International Equity Portfolio        0.0%
               YEI     IDS Life Series Fund, Inc. Equity Income Portfolio               0.0%
               YBC     AXP(SM) VP Blue Chip Advantage Fund                              0.0%
               YBD     AXP(SM) VP Bond Fund                                             0.0%
               YCR     AXP(SM) VP Capital Resource Fund                                 0.0%
               YCM     AXP(SM) VP Cash Management Fund                                  0.0%
               YDE     AXP(SM) VP Diversified Equity Income Fund                        0.0%
               YEM     AXP(SM) VP Emerging Markets Fund                                 0.0%
               YEX     AXP(SM) VP Extra Income Fund                                     0.0%
               YFI     AXP(SM) VP Federal Income Fund                                   0.0%
               YGB     AXP(SM) VP Global Bond Fund                                      0.0%
               YGR     AXP(SM) VP Growth Fund                                           0.0%
               YIE     AXP(SM) VP International Fund                                    0.0%
               YMF     AXP(SM) VP Managed Fund                                          0.0%
               YND     AXP(SM) VP New Dimensions Fund                                   0.0%
               YIV     AXP(SM) VP S&P 500 Index Fund                                    0.0%
               YSM     AXP(SM) VP Small Cap Advantage Fund                              0.0%
               YSA     AXP(SM) VP Strategy Aggressive Fund                              0.0%
               YGI     AIM V.I. Growth and Income Fund                                  0.0%
               YCA     AIM V.I. Capital Appreciation Fund                               0.0%
               YCD     AIM V.I. Capital Development Fund                                0.0%
               YIR     American Century VP International Fund                           0.0%
               YVL     American Century VP Value Fund                                   0.0%
               YSB     Calvert Variable Series Social Balanced Portfolio                0.0%
               YGC     Fidelity VIP III Growth & Income Portfolio: Service Class        0.0%
               YMP     Fidelity VIP III Mid Cap Portfolio: Service Class                0.0%
               YOS     Fidelity VIP Overseas Portfolio: Service Class                   0.0%
               YRE     FTVIPT Franklin Real Estate Fund Class 2                         0.0%
               YSV     FTVIPT Franklin Value Securities Fund Class 2                    0.0%
               YIF     FTVIPT Templeton International Securities Fund Class 2           0.0%
               YIS     FTVIPT Templeton International Smaller Companies Fund Class 2    0.0%
               YSE     Goldman Sachs VIT Core(SM) Small Cap Equity Fund                 0.0%
               YUE     Goldman Sachs VIT Core(SM) US Equity Fund                        0.0%
               YMC     Goldman Sachs VIT Mid Cap Value Fund                             0.0%
               YAG     Janus Aspen Series Aggressive Growth - Service Shares            0.0%
               YGT     Janus Aspen Series Global Technology - Service Shares            0.0%
               YIG     Janus Aspen Series International Growth - Service Shares         0.0%
               YIP     Lazard Retirement International Equity Portfolio                 0.0%
               YGW     MFS VIT Growth Series - Service Class                            0.0%
               YDS     MFS VIT New Discovery Series - Service Class                     0.0%
               YPH     Putnam VT High Yield Fund - Class IB Shares                      0.0%
               YNO     Putnam VT New Opportunities Fund - Class IA Shares               0.0%
               YIO     Putnam VT International New Opportunities Fund -
                       Class IB Shares                                                  0.0%
               YVS     Putnam VT Vista Fund - Class IB Shares                           0.0%
               YMI     Royce Micro-Cap Portfolio                                        0.0%
               YVA     Third Avenue Value Portfolio                                     0.0%
               YIC     Wanger International Small Cap                                   0.0%
               YSP     Wanger U.S. Small Cap                                            0.0%
               YEG     Warburg Pincus Trust Emerging Growth Portfolio                   0.0%
               YSC     Warburg Pincus Trust Small Company Growth Portfolio              0.0%

                              Schedule of Additional Benefits and Riders
                                                                                Monthly
                              Effective Date           Expiration Date          Cost of Insurance

Flexible Premium              January 15, 1999         see policy form          see policy form
Variable Life

Other Insured Rider           See Policy Data Supplemental Page for information as to coverage, amounts, and cost of insurance.

Waiver of Monthly             January 15, 1999         January 15, 2024         see rider form
Deduction Rider
for Total Disability

                        Policy Data Supplemental Page
                              Other Insured Rider

Policy Number:                9790-12345678
Insured:                      Jane J. Doe
Issue Age:                    35
Face Amount:                  $25,000
Minimum Face Amount:          $25,000
Effective Date:               January 15, 1999
Expiration Date:              January 15, 2044
Monthly Cost of Insurance     See rider form.  The guaranteed monthly cost of
                              insurance rates are shown in the rider.
Risk Classification:          Standard Non-Smoker

                              Male Rate Table

Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 for Insureds with a Standard Risk Classification

                                                  Standard                      Standard
Attained                      Attained  Standard  Non-      Attained  Standard  Non-
Age       Standard            Age       Smoker    Smoker    Age       Smoker    Smoker
0        $0.2175              35       $0.2250   $0.1425    70       $ 4.8525  $ 3.0875
1         0.0850              36        0.2425    0.1500    71         5.2850    3.4275
2         0.0825              37        0.2625    0.1600    72         5.7775    3.8250
3         0.0800              38        0.2875    0.1725    73         6.3250    4.2725
4         0.0775              39        0.3125    0.1825    74         6.9300    4.7700

5         0.0725              40        0.3450    0.1975    75         7.5800    5.3050
6         0.0675              41        0.3775    0.2125    76         8.2500    5.8725
7         0.0650              42        0.4150    0.2275    77         8.9250    6.4675
8         0.0625              43        0.4550    0.2450    78         9.6150    7.0975
9         0.0600              44        0.5000    0.2650    79        10.3425    7.7825

10        0.0625              45        0.5450    0.2875    80        11.1325    8.5450
11        0.0675              46        0.5950    0.3100    81        12.0075    9.4075
12        0.0750              47        0.6475    0.3350    82        12.9875   10.3900
13        0.0875              48        0.7050    0.3625    83        14.0600   11.4925
14        0.1025              49        0.7675    0.3925    84        15.1925   12.6975

15        0.1175              50        0.8350    0.4275    85        16.3450   13.9800
16        0.1325              51        0.9150    0.4675    86        17.4900   15.3250
17        0.1425              52        1.0025    0.5125    87        18.6825   16.7175
18        0.1500              53        1.0250    0.5650    88        19.9400   18.1500
19        0.1550              54        1.2125    0.6225    89        21.2100   19.6475

                              55        1.3300    0.6875    90        22.5100   21.2325
                              56        1.4550    0.7575    91        23.8825   22.9475
                    Standard  57        1.5850    0.8325    92        25.5000   24.8700
Attained  Standard  Non-      58        1.7250    0.9150    93        27.6200   27.2000
Age       Smoker    Smoker    59        1.8725    1.0075    94        30.5957   30.4275

20       $0.1925   $0.1400    60        2.0400    1.1125    95        34.5957   34.5957
21        0.1925    0.1375    61        2.2275    1.2300    96        41.3950   41.3950
22        0.1900    0.1350    62        2.4375    1.3650    97        53.1975   53.1975
23        0.1850    0.1325    63        2.6750    1.5175    98        73.2725   73.2725
24        0.1800    0.1275    64        2.9375    1.6850    99        83.3325   83.3325

25        0.1750    0.1250    65        3.2125    1.8725
26        0.1725    0.1225    66        3.5050    2.0750
27        0.1700    0.1200    67        3.8050    2.2900
28        0.1700    0.1200    68        4.1225    2.5275
29        0.1725    0.1200    69        4.4700    2.7900

30        0.1775    0.1200
31        0.1825    0.1225
32        0.1900    0.1250
33        0.2000    0.1300
34        0.2125    0.1375

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

                              Female Rate Table

Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 for Insureds with a Standard Risk Classification

                                                  Standard                      Standard
Attained                      Attained  Standard  Non-      Attained  Standard  Non-
Age       Standard            Age       Smoker    Smoker    Age       Smoker    Smoker
0        $0.1550              35       $0.1675   $0.1250    70       $ 2.4625  $ 1.8725
1         0.0700              36        0.1800    0.1325    71         2.7025    2.0775
2         0.0650              37        0.1975    0.1425    72         2.9975    2.3275
3         0.0650              38        0.2175    0.1550    73         3.3500    2.6275
4         0.0625              39        0.2375    0.1650    74         3.7525    2.9750

5         0.0625              40        0.2625    0.1800    75         4.1950    3.3625
6         0.0600              41        0.2900    0.1950    76         4.6675    3.7875
7         0.0575              42        0.3150    0.2100    77         5.1650    4.2425
8         0.0575              43        0.3425    0.2250    78         5.6925    4.7375
9         0.0575              44        0.3700    0.2400    79         6.2700    5.2900

10        0.0550              45        0.3975    0.2575    80         6.9225    5.9225
11        0.0575              46        0.4275    0.2750    81         7.6675    6.6550
12        0.0600              47        0.4575    0.2925    82         8.5225    7.5050
13        0.0625              48        0.4900    0.3125    83         9.5175    8.4775
14        0.0675              49        0.5250    0.3350    84        10.6125    9.5575

15        0.0725              50        0.5650    0.3600    85        11.7875   10.7425
16        0.0750              51        0.6050    0.3900    86        13.0400   12.0275
17        0.0800              52        0.6525    0.4200    87        14.3600   13.4100
18        0.0825              53        0.7050    0.4550    88        15.7550   14.9025
19        0.0850              54        0.7575    0.4925    89        17.2300   16.5150

                              55        0.8125    0.5300    90        18.8925   18.2725
                              56        0.8650    0.5700    91        20.7175   20.2225
                    Standard  57        0.9175    0.6075    92        22.7875   22.4525
Attained  Standard  Non-      58        0.9675    0.6450    93        25.2800   25.1475
Age       Smoker    Smoker    59        1.0200    0.6875    94        28.7350   28.7350

20       $0.0975   $0.0825    60        1.0825    0.7375    95        33.5325   33.5325
21        0.0975    0.0850    61        1.1625    0.8000    96        40.6975   40.6975
22        0.1000    0.0850    62        1.2650    0.8775    97        52.8275   52.8275
23        0.1025    0.0875    63        1.3875    0.9725    98        73.1550   73.1550
24        0.1050    0.0900    64        1.5275    1.0800    99        83.3325   83.3325

25        0.1075    0.0900    65        1.6750    1.1950
26        0.1125    0.0925`   66        1.8225    1.3150
27        0.1150    0.0950    67        1.9675    1.4375
28        0.1200    0.0975    68        2.1150    1.5650
29        0.1250    0.1000    69        2.2750    1.7075

30        0.1300    0.1025
31        0.1350    0.1075
32        0.1425    0.1100
33        0.1500    0.1150
34        0.1575    0.1200

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

                                 DEFINITIONS

The following words are often used in this policy. When we use these words, this is what we mean:

accumulation unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the subaccounts.

age anniversary
The policy anniversary on which the insured becomes a certain attained insurance age.

cash surrender value
The policy proceeds if the policy is surrendered in full or matures. It is the policy value minus indebtedness, minus surrender charges as shown under Policy Data.

fixed account
Our general account. It is made up of our assets other than those in the subaccounts and those in any other segregated asset account.

fixed account value
The portion of the policy value that is allocated to the fixed account, including indebtedness.

in force
The insured's life remains insured under the terms of this policy.

indebtedness
All existing loans on this policy plus policy loan interest that has been accrued or added to the policy loan.

insurance age
The insurance age of the insured on the policy date is the issue age shown under Policy Data. It is the age of the insured on the date of application. Attained insurance ages are determined from the policy date.

insured
The person whose life is insured by this policy.

maturity date
The date on which proceeds, as defined herein are payable if the insured is living. The maturity date is shown under Policy Data.

monthly date
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

net premium
The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge shown under Policy Data.

policy anniversary
The same day and month as the policy date each year that the policy remains in force.

policy date
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

policy value
The sum of the fixed account value and the variable account value.

proceeds
The amount payable by this policy as follows:

1.   upon death of the insured,
     proceeds will be the death benefit under the option in effect as of the date of the insured's death, minus any indebtedness;
2.   on the maturity date, proceeds will be the cash surrender value;
3.   on surrender of the policy, proceeds will be the cash surrender value.

pro-rata basis
Allocation to the fixed account and each of the subaccounts. It is proportionate to the value (minus any indebtedness in the fixed account) that each bears to the policy value, minus indebtedness.

specified amount
An amount used to determine the death benefit and the proceeds payable upon death. The initial specified amount is shown under Policy Data.

subaccounts
The subaccounts named under Policy Data. Each is an investment division of the variable account and invests in a particular portfolio.

terminate
This policy is no longer in force. All insurance coverage under this policy has stopped.

valuation date
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

valuation period
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

variable account value
The sum of the values of the subaccounts under this policy.

we, our, us
IDS Life Insurance Company of New York

written request
A request in writing signed by you.

you, your
The owner of this policy. The owner may be someone other than the insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

                         The Insurance Contract

What is the entire contract of Insurance?

This policy and the copy of the application attached to it and any endorsements or riders added to the policy are the entire contract between you and us.

     No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

     In issuing this policy, we have relied upon the application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

When will the policy become incontestable?

     After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the policy except for nonpayment of premiums.

     Any additional specified amount, other than that resulting solely from a change in death benefit option, issued after the policy date will be incontestable only after such amount has been in force during the insured's lifetime for two years from the effective date of such amount.

Is there a suicide exclusion?

     Suicide by the insured within two years from the policy date is not covered by this policy. In this event, the only amount payable by us to the beneficiary will be the premium that you have paid, minus any indebtedness and partial surrenders.

     If the insured commits suicide within the two years after the effective date of:

          1. any additional specified amount other than that resulting solely from a change in death benefit option; or
          2. any rider attached to this policy;

     the amount payable by us will be limited to the monthly deductions for such additional amount or rider.

Can you exchange this policy?

     Yes. Once during the first two policy years, you have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

     You also have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts in the event of a material change in the investments of the subaccounts. The options to exchange is exercisable within 60 days after

          (a) the effective date of such change in the investment policy, or
          (b) the receipt of the notice of the change in investments, whichever is later.

     The exchange is done by transferring, without charge, the entire policy value to the fixed account.

Do you have voting rights?

     All policy owners with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

Do state laws apply?

     Yes. This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

What if the insured's age or sex has been misstated?

     If the insured's age or sex has been misstated, the proceeds payable upon death will be:

          1.   the policy value on the date of death; plus

          2. the amount of insurance that the cost of insurance on the insured, which was deducted from the policy value for the policy month during which such death occurred, would have been purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

          3.   any indebtedness on the date of death.

When does this policy terminate?

     This policy will terminate on the earliest of the following:

          1.   the date you request that coverage ends; or

          2.   the date you surrender the policy in full; or

          3.   the end of the grace period; or

          4.   the date of death of the insured; or

          5.   the maturity date.

Does this policy qualify for favorable tax treatment?

     This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, and 7702 of the Internal Revenue Code as they now exist or may later be amended.

     We reserve the right to endorse this policy to comply with:

          1.   future changes in the Internal Revenue Code;

          2.   any regulations or rulings issued under the Code; and

          3.   any other requirements imposed by the Internal Revenue Service;

     with respect to remaining qualified for treatment as a life insurance policy under these Code sections.

     We will provide the owner with a copy of any such endorsement.

                         Owner and Beneficiary

What are your rights as owner of this policy?

     As long as the insured is living and unless otherwise provided in this policy, you may exercise all rights and privileges provided in this policy or allowed by us.

How can you change ownership of this policy?

     You can change the ownership of this policy by written request on a form approved by us. The change must be made while the insured is living. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before receipt.

To whom are the proceeds paid on the insured's death?

     We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

If one or all of the beneficiaries die before the insured, to whom are the proceeds payable?

     Only those beneficiaries who survive the insured's death may share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds to you, if living; otherwise, to your estate.

How do you change the beneficiary?

     By making a satisfactory written request to us, you may change the beneficiary anytime while the insured is living. Once we receive the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before receipt.

Can you assign this policy as collateral?

     Yes. While the insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum.

     You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was received at our home office. We are not responsible for the validity of any assignment.

                         Premiums

What are the premium payments for this policy?

     Three types of premium payments apply to this policy. We call these:

          1.   the initial premium;
          2.   scheduled premiums; and
          3.   unscheduled premiums.

What is the initial premium?

     The initial premium is the premium due on the policy date of this policy.

What is the scheduled premium? Can it be changed?

     The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval that you selected in the application.

     The scheduled premium will serve only as an indication of your intent as to the frequency and amount of future premium payments. You may change the amount or interval at any time by written request. You may also skip scheduled premium payments. Any change in amount may be subject to applicable tax laws and regulations.

     Scheduled premiums may be paid annually, semi-annually, or quarterly. Payment at any other interval must be approved by us. Scheduled premium payments must be at least $25. We reserve the right to limit the amount of any increase in scheduled premiums.

Can you make unscheduled premium payments?

     Yes. You can make additional premium payments of at least $25 at any time prior to the maturity date. We reserve the right to limit the number and amount of these unscheduled premiums. This includes our right to refuse such premiums if there is indebtedness on this policy.

How are premium payments allocated?

     Premium payments applied to the fixed account and the subaccounts will be allocated as specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change this allocation. The change will be effective for all premiums received after our receipt of the change. Premiums received before the policy date will be allocated initially to the fixed account. On the policy date, the policy value in the fixed account will be transferred to the subaccounts or remain in the fixed account in accordance with your premium allocation percentages. For any premium received on or after the policy date, the premium will be allocated in accordance with your premium allocation percentages.

Can we restrict premium payments?

     We reserve the right to refuse premiums and to return premiums with interest if such premiums would disqualify your policy from

          1. treatment as a life insurance policy under Code Sections 72, 101, and 7702; or

          2.   favorable tax treatment under Code Sections 72 and 101.

Is there a grace period for paying premiums?

     Yes. If, on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date, a grace period of 61 days will begin.

     The grace period will give you time to pay a premium sufficient to continue your coverage. Within 30 days of the monthly date, we will mail to your last known address, a notice as to the premium needed so that the estimated cash surrender value will be sufficient to cover the next three monthly deductions.

     If such premium is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period.

     If a claim by death during the grace period becomes payable under the policy, any overdue monthly deductions will be deducted from the proceeds.

     If the no-lapse guarantee is in effect as described in the provision below, the policy will not enter the grace period.

What is the No-Lapse Guarantee?

     During the no-lapse guarantee period, as shown under Policy Data, this policy will not terminate even if the cash surrender value is insufficient to cover the monthly deduction on a monthly date if (a)-(b)-(c) equals or exceeds (d) where:

     (a) is the total of all premiums paid;
     (b) is any partial surrenders;
     (c) is any indebtedness;
     (d) is the sum of the minimum monthly premiums required to keep the no-lapse guarantee in effect since the policy date.

     The intial minimum monthly premium is shown under Policy Data.

     If, during the no-lapse guarantee period the specified amount is increased or decreased, or, riders are added, changed, or terminated, a new minimum monthly premium will be established for the remainder of the no-lapse guarantee period.

     For any month in which the monthly deduction is being paid by a Waiver of Monthly Deduction Rider, if applicable and attached to this policy, the minimum monthly premium for that month will be zero.

     If on a monthly date, sufficient premiums have not been paid to maintain the no-lapse guarantee, the no-lapse guarantee period will be terminated.

     The no-lapse guarantee period may be reinstated within 2 years of its termination if the policy is in force. The amount needed to reinstate the no-lapse guarantee period is an amount equal to (a)+(b)+(c)-(d) where:

     (a) is the sum of minimum monthly premiums to the date of reinstatement assuming the no-lapse guarantee was always in effect since the policy date;
     (b) is any partial surrenders that have been taken to the date of reinstatement;
     (c) is any indebtedness on the date of reinstatement;
     (d) is the total of all premiums paid to the date of reinstatement.

Can you ever reinstate this policy?

     This policy may be reinstated within 5 years after the end of the grace period unless it was surrendered for cash. To do this, we will require all of the following:

     1. your written request to reinstate the policy;

     2. evidence of insurability of the insured satisfactory to us;

     3. payment of the required reinstatement premium;

     4. payment or reinstatement of any indebtedness.

     The  required  premium  to  reinstate  the  policy  is an  amount  equal to
     (a)+(b)+(c)-(d) where:

     (a) is the surrender charge which will be reinstated;
     (b) is an amount equal to the monthly deductions not taken during the grace period;
     (c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;
     (d) is the policy value which will be reinstated.

     The  effective  date of a reinstated  policy will be the monthly date on or
     next  following  the  date  on  which  we  approve  the   application   for
     reinstatement.

     The  incontestability   period  will  apply  from  the  effective  date  of
     reinstatement. We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

                              Death Benefits

What are the proceeds payable upon death of the insured by this policy?

     The proceeds payable upon death will be the death benefit in effect on the date of the insured's death, minus any indebtedness. The death benefit will be calculated based on the death benefit option in effect as of the date of the insured's death. One of two options will apply: Option 1 or 2. Both options are described below. Any portion of the death benefit that is based on the variable account value will be determined each valuation date, but no less frequently than annually.

What is Option 1?

     The death benefit under this option will be the greater of:

          1.   the specified amount; or
          2. the percentage of policy value for the insured's attained age shown in the table below.

     Under this option, the policy value of this policy is part of the specified amount. The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section. A partial surrender will reduce the specified amount.

What is Option 2?

     The death benefit under this option will be the greater of:

          1.   the policy value of this policy, plus the specified amount; or
          2. the percentage of policy value for the insured's attained age shown in the table below.

     Under this option, the policy value is not a part of the specified amount. The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

     Insured's           Applicable          Insured's      Applicable
     Attained Age        Percentage          Attained Age   Percentage

          40 or less          250                 61             128
          41                  243                 62             126
          42                  236                 63             124
          43                  229                 64             122
          44                  222                 65             120
          45                  215                 66             119
          46                  209                 67             118
          47                  203                 68             117
          48                  197                 69             116
          49                  191                 70             115
          50                  185                 71             113
          51                  178                 72             111
          52                  171                 73             109
          53                  164                 74             107
          54                  157                 75-95          105
          55                  150                 96             104
          56                  146                 97             103
          57                  142                 98             102
          58                  138                 99             101
          59                  134                 100            100
          60                  130

     The percentage is designed to ensure that the policy meets the provisions of Federal tax law which require a minimum death benefit in relation to policy value for the policy to qualify as life insurance.

Which death benefit option will apply?

     You chose the death benefit option you wanted when you applied for this policy. The initial death benefit option is shown under Policy Data. While this policy is in force, you may change the option as explained in Policy Change section.

                              Policy Change

Can you request to change the benefits of this policy?

     Yes. While this policy is in force, you may request to decrease or increase the specified amount. You may also change the death benefit option from 1 to 2 or from 2 to 1. All such changes will be subject to the rules below.

What are the rules for changing the specified amount?

     Decreases of the Specified Amount

          You may decrease the specified amount once per policy year by written request. A decrease may only be made after the first policy year and is subject to the following rules.

          1. Any decrease will be effective on the monthly date on or next following our receipt of your written request. Any such decrease will be applied in the following order:

               (a) against the specified amount provided by the most recent increase; then
               (b)  against the next most recent increases successively; then
               (c)  against the initial specified amount shown under Policy
                    Data.

          2. The specified amount that remains in force after a requested decrease may not be less than the minimum specified amount allowed shown under Policy Data.

          3. We reserve the right to decline to make any specified amount decrease that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

     Increases of the Specified amount

          You may increase the specified amount at any time by written request. The following rules apply to any increase in specified amount other than that resulting solely from a change in death benefit option.

          1. You must apply for an increase by written request on a form satisfactory to us, and not later than the insured's age 75 anniversary.

          2. You must furnish satisfactory evidence of insurability of the insured.

          3. Any increase will be subject to our issue rules and limits at the time of increase.

          4.   The minimum increase in the specified amount is $10,000.

          5. Any increase will be effective on the monthly date on or next following the date your application is approved.

          6. A new schedule of surrender charges will apply to the amount of any increase in the specified amount.

          7. An increase in specified amount will be assigned a risk classification tha may be the same or different than the risk classification assigned to the initial specified amount and any other increases in specified amount.

How do you change the death benefit option?

     You may change the death benefit option once per policy year by written request. You do not need to provide additional evidence of insurability. The change in option will be effective on the monthly date on or next following the date we approve your request.

     If the death benefit is Option 2, it may be changed to Option 1. The new specified amount will be the Option 2 death benefit as of the effective date of change.

     If the death benefit is Option 1, it may be changed to Option 2. The new specified amount will be the Option 1 death benefit, minus the policy value as of the effective date of change.

     The death benefit after a change may not be less than the minimum specified amount allowed shown under Policy Data.

     We reserve the right to decline to make any death benefit option change that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

                              Policy Values

What is the policy's value?

     On a given date, the policy value is equal to the fixed account value plus the variable account value. The policy value and cash surrender value will be determined each valuation date, but no less frequently than monthly.

What is the fixed account value?

     On the policy date, the fixed account value equals: 1) the portion of the initial net premium allocated to the fixed account, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the fixed account for the first policy month.

     On any subsequent date, the fixed account value will be calculated as:

          a + b + c - d - e - f

     where:

     (a) is the fixed account value on the preceding monthly date plus interest thereon from the preceding monthly date to the date of calculation;

     (b) is the portion of net premiums allocated to the fixed account and received since the preceding monthly date, plus interest on such portions from the date such net premiums were received to the date of calculation;

     (c) is the amount of any transfers from the subaccounts, including loan transfers, to the fixed account since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

     (d) is the amount of any transfers from the fixed account, including loan repayment transfers, to the subaccounts since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

     (e) is the amount of any partial surrenders and partial surrender fees allocated to the fixed account since the preceding monthly date, plus interest on such surrendered mounts from the effective date of such partial surrenders to the date of calculation; and

     (f) if the date of calculation is a monthly date, the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date.

What is the variable account value?

     The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data. The assets of the subaccounts will be valued each valuation date, but no less frequently than monthly.

     On the policy date, the value of each subaccount equals: 1) the portion of the initial net premium allocated to the subaccount, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the subaccount for the first policy month.

     On any subsequent date, the value of each subaccount will be calculated as:

          a + b + c - d - e - f

     where:

     (a) is the value of the subaccount on the preceding valuation date, multiplied by the net investment factor for the current valuation period;

     (b) is the net premiums received and allocated to the subaccount during the current valuation period;

     (c) is the amount of any transfers from other subaccounts or the fixed account, including loan repayment transfers, to the subaccount during the current valuation period;

     (d) is the amount of any transfers to other subaccounts or the fixed account, including loan transfers, from the subaccount during the current valuation period;

     (e) is the amount of partial surrender and partial surrender fee allocated to the subaccount during the current valuation period;

     (f) is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the policy month following the monthly date.

What is the monthly deduction?

     A deduction will be made each monthly date for the cost of insurance, policy fee, and the cost of any riders, for the policy month following such monthly date. The monthly deduction for a policy month will be calculated as:

     (a) + (b) + (c)

     where:

     (a)  is the cost of insurance for the policy month;

     (b)  is the policy fee shown under Policy Data.

     (c)  is the cost of any policy riders for the policy month.

     The monthly deduction will be taken from the fixed account and the subaccounts with value according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change the percentages. Any change will be effective for monthly deductions taken thereafter.

     The monthly deduction will be taken from the fixed account and the subaccounts with value on a prorata basis if: 1) the value in the fixed account or in any subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) you do not specify the account or subaccounts from which the monthly deduction is to be taken.

How is the cost of insurance calculated?

     The cost of insurance for a policy month is calculated as:

          a x (b-c) + d
          --------------
               1000

     where:

     (a)  is the cost of insurance rate described below;

     (b) is the death benefit on the monthly date divided by the guaranteed interest rate factor shown under Policy Data;

     (c) is the policy value at the beginning of the policy month. At this point, the policy value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

     (d) is the amount of any flat extra insurance charges as shown under Policy Data.

     If there have been changes in the specified amount the policy value is considered a pro-rata part of each specified amount. The part of the policy value that applies to a segment of specified amount is the segment of specified amount divided by the total specified amount. The cost of insurance rate that applies to each segment of specified amount is based on the risk classification for that segment of specified amount.

     The inital specified amount and any increases in specified amount are each segments of specified amount. Decreases in the specified amount are applied against the segments of specified amount as described in the provision entitled "Decreases of the Specified Amount" of the "Policy Change" section of the policy.

What is the cost of insurance rate?

     The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. It is based on the sex, attained age, and risk classification of the insured. "Attained Age" means age on the prior policy anniversary.

     We may change monthly cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as the insured. Any change will be in accordance with procedures and standards on file with the state insurance department. We will review the cost of insurance rates for inforce policies whenever we change the cost of insurance rates for new policies. This review will be done no more than once each policy year but no less than once each five policy years. Cost of insurance rates will be determined by us based on our expectations as to expense, persistency and investment earnings experience.

     The guaranteed maximum monthly cost of insurance rates shown in this policy on pages 4 and 5, for ages 20 and over, are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker, Male or Female Mortality Tables, Age Last Birthday.

     The rates for ages under 20 do not distinguish between smokers and nonsmokers and are based on the 1980 Standard Ordinary Mortality Table, Male or Female, Age Last Birthday. Shortly before the Insured's becomes age 20, we will send you a notice that we may begin charging smoker rates upon the insured's age 20 policy anniversary. If you do not apply for nonsmoker rates, or the insured does not qualify for nonsmoker rates, the insured will be reclassified as a smoker, and the smoker guaranteed maximum monthly cost of insurance rates will apply to the policy.

What interest rate is used to determine the fixed account value?

     The guaranteed interest rate applied in the calculation of the fixed account value is shown under Policy Data. Interest in excess of the guaranteed interest rate shown under Policy Data may be applied in the calculation of the fixed account value at such increased rates and in such manner as we may determine.

     Interest in excess of the guaranteed interest rate as shown under Policy Data however, will not be applied to the portion of the policy value that equals any indebtedness due us.

     If we apply excess interest, it will be applied daily in the calculation of the fixed account value and will result in additional fixed account value. The excess interest rate will be applied to the fixed account value, net premiums, transfers, partial surrender amounts and partial surrender fee as used in the calculation of the fixed account value.

     Any change in the excess interest rate will apply to all policies of the same class. Excess rates will be determined by us based on our expectations as to future interest rates.

For how long will the policy value continue your insurance?

     If sufficient scheduled premium payments are not continued, insurance coverage under this policy and any benefits provided by riders will be continued until the cash surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This provision will not continue the policy beyond the maturity date, nor will it continue any rider beyond the date for its termination as provided in the rider.

What is the basis used for policy values?

     Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state where this policy was delivered.

Will you receive information about the values of this policy?

     Yes. At least once a year, we will send to your last known address, a report that shows:

     1.   the currency policy value;
     2.   premiums paid since the last report;
     3.   all charges since the last report;
     4.   indebtedness on this policy;
     5.   the current cash surrender value;
     6.   the current death benefit; and
     7.   partial surrenders since the last report.

     At any time, upon written request by you, we will provide a projection of future death benefits and policy values. The projection will be based on
     (1) assumptions as to the specified amount(s), type of coverage option and future premium payments as are necessary and specified by us and/or you.

Is there a paid-up option?

     Yes. By written request, the cash surrender value of this policy can be used to purchase an amount of paid-up insurance. The request may be made in the 30 days before any policy anniversary prior to the maturity date. If you request this option, you will be forfeiting all rights to make future premium payments. All riders will terminate. The paid-up insurance policy will be effective as of the policy anniversary after your written request.

     The insurance amount and the cash surrender value of the paid-up insurance will be based on the cost of insurance rates guaranteed in the policy, with 4% interest. This policy's death benefit and policy value, both as of the date of the paid-up policy's purchase, will also be used to compute the paid-up policy's insurance amount. The paid-up policy's insurance amount, minus its cash surrender value, cannot be greater than this policy's death benefit, minus its policy value. The amount purchased will remain level and will mature on the maturity date of this policy. Any cash surrender value that is not used to purchase the paid-up insurance amount will be paid to you. The amount of paid-up insurance will not be less than that required by law.

     At any time before the insured's death, you may surrender the paid-up insurance for its cash surrender value.

                         Policy Loans

Can you borrow money on this policy? How?

     By written request, you may obtain a loan from us whenever this policy has a loan value. You are advised to consult with a tax advisor before obtaining a policy loan. The loan value of this policy is the only security required for your loan. A loan must be for at least $200. We will pay interest on the loaned amount at an annual rate as stated under Policy Data. Loans may affect the no-lapse guarantee as described in the Premiums section of this policy.

     If you do not specify the accounts from which the loan is to be made, the loan will be made from the fixed account and the subaccounts with value on a pro-rata basis.

     The amount of any loan and any loan interest from the subaccounts will be transferred from the subaccounts to the fixed account.

Can we delay or suspend payment of a loan?

     We will normally pay the portion of any loan from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any loan from the subaccounts for any period:

     1.   when the New York Stock Exchange is closed; or
     2.   when trading on the New York Stock Exchange is restricted; or
     3.   when an emergency exists, and as a result:
          (a) disposal of securities held in the subaccounts is not reasonably practicable; or
          (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or
     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

     Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

     For any loans from the fixed account, we have the right to postpone the loan for up to 6 months unless the loan is used to pay premiums on any policies you have with us.

     If we postpone payment more than 10 days, we will also pay you interest. Interest will be paid on the loan amount request at the rate of 3% per year compounded annually for the period of postponement.

What is the interest rate for a policy loan?

     The current loan interest rate for policy loans is shown under Policy Data. We reserve the right to increase the current loan interest rate charge, but it will never exceed the guaranteed loan interest rate shown under Policy Data.

     Loan interest is charged daily and payable at the end of the policy year. If loan interest is not paid when it is due, it will be added to your indebtedness  and  charged  the  same  interest  rate  as  your  loan.  The additional interest will be taken from the fixed account and the subaccounts with value on a pro-rata basis.

     Any loan interest taken from the fixed account will remain in the fixed account but will then earn loan interest at the guaranteed interest rate shown under Policy Data. The amount of any loan interest taken from the subaccounts will be transferred from the subaccounts to the fixed account and then earn interest at the guaranteed interest rate shown under Policy Data.

     Any change in the loan interest rate will apply to all policies of the same class and duration.

     Interest rates will be reviewed at least once every twelve months but not more frequently than once in any three month period. The loan interest rate will be based on our expectations as to expense, persistency and investment earnings.

What is the maximum loan value of this policy?

     You can borrow an amount up to 90% of the policy value minus surrender charges. We calculate the policy value as of the date of the loan. Interest to pay for the loan until the next policy anniversary will be included in determining the maximum loan value.

When can you repay your loan?

     Your loan can be repaid in full or in part at any time before the insured's death and while this policy is in force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

     Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited to this policy as premiums. Loan repayments must be in amounts of at least $25. Remaining loan amounts of less than $25 can be paid in full. Loan repayments will be allocated to the fixed account and the subaccounts according to the premium allocation percentages in effect unless you tell us otherwise.

What if your loan is not repaid?

     Failure to repay a loan or to pay loan interest will not terminate this policy unless the cash surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This would happen if indebtedness exceeded the policy value, minus surrender charges.

                         Policy Surrender

Can you surrender this policy?

     Yes. You may surrender this policy for its cash surrender value at any time. Your request must be in writing. Upon surrender for the cash surrender value, this policy will terminate.

     The cash surrender value of this policy is:

     1.   the policy value at the time of surrender; minus
     2.   any indebtedness on this policy; minus
     3.   any applicable surrender charges as shown under Policy Data.

     Surrender charges are shown under Policy Data.

Is a partial surrender possible?

     Yes. By written request or other requests acceptable to us, you may partially surrender this policy for an amount less than the cash surrender value. Partial surrenders are subject to the rules below and payment of the Partial Surrender Fee shown under Policy Data. We reserve the right to limit the frequency of partial surrenders you may request to once per policy year. Partial surrenders may affect the no-lapse guarantee as described in the Premiums section of this policy.

     If death benefit Option 1 is in effect, both the specified amount and the policy value will be reduced by the amount of surrender and partial surrender fee. If death benefit Option 2 is in effect, the policy value will be reduced by the amount of surrender and the partial surrender fee.

     Any  decrease in specified amount will be applied in the following order:

          (a) against the specified amount provided by the most recent increase; then
          (b) against the next most recent increases successively; then
          (c) against the intial specified amount shown under Policy Data.

What are the rules for a partial surrender?

     The following rules will apply to any partial surrender:

     1.   partial surrenders may not be made in the first policy year;
     2.   the minimum amount that may be surrendered is $500;
     3. the partial surrender amount cannot exceed 90% of the full cash surrender value;
     4. the death benefit that remains in force may not be less than the minimum specified amount allowed shown under Policy Data;
     5. the partial surrender fee is as stated under Policy Data. The surrender amount and partial surrender fee will be deducted from the policy value at the time of each partial surrender; and
     6. we reserve the right to decline a request for a partial surrender that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

     If you do not specify the accounts from which the surrender is to be made, the surrender will be made from the fixed account and the subaccounts with value on a pro-rata basis.

Can we delay or suspend payment of a surrender?

     We will normally pay the portion of any surrendered amount from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any surrender payment from the subaccounts for any period:

     1.   when the New York Stock Exchange is closed; or
     2.   when trading on the New York Stock Exchange is restricted; or
     3.   when an emergency exists, and as a result:
          (a) disposal of securities held in the subaccounts is not reasonably practicable; or
          (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or
     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

     Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

     For any surrender request from the fixed account, we have the right to postpone the payment for up to 6 months. If we postpone payment more than 10 days, we will also pay you interest. The interest will be paid at the rate of 3% per year compounded annually based on the amount surrendered for the period of postponement.

                         Subaccounts

What are the subaccounts?

     The subaccounts are separate investment accounts of ours. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

What are the investments of the subaccounts?

     Net premiums and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

How do we value the subaccounts?

     The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values.

What are the subaccount accumulation units?

     The number of accumulation units for each of the subaccounts is found by dividing: (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, or partial surrender request.

What is the subaccount accumulation unit value?

     The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought.

     The value for any later valuation period is found as follows: The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

What is the net investment factor?  How is it determined?

     The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

     To find the net investment factor of any such subaccount for any valuation period, we divide (1) by (2), and subtract (3) from the result, where:

     (1)  is the net result of:

          a. the net asset value per share of the portfolios or funds held in the subaccount determined at the end of the current valuation period; plus
          b. the per-share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus
          c. a per-share charge or credit for any taxes reserved for the current valuation period that we determine to have resulted from the investment operations of the subaccount;

     (2)  is the net result of:

          a. the net asset value per share of the portfolios or funds held in the subaccount, determined at the end of the last prior valuation period; plus or minus
          b. the per-share charge or credit for any taxes reserved for the last prior valuation period; and

     (3)  is a factor representing the mortality and expense risk charge.

What deductions are made from the subaccounts?

     The mortality and expense risk charge compensates us for assuming the mortality and expense risks under this policy. It is equal on an annual basis to the percentage, as stated under Policy Data, of the daily value of the subaccounts. The deduction will be (1) made from each subaccount with value; and (2) computed on a daily basis. We will review the mortality and expense risk charge for in force policies whenever we change the mortality and expense risk charge for new policies. This review will be done no more than once each policy year but no less than once each five policy years. Mortality and expense risk charges will be determined by us based on our expectations as to expense, persistency and investment earnings experience.

Can the investments of the subaccounts be changed?

     This would happen if laws or regulations changed, the investment became unavailable, or, in the judgment of IDS Life Insurance Company of New York, the investments were no longer suitable for the subaccounts. If any of these situations occurred, we would have the right to substitute investments other than those shown under Policy Data. We would first seek the approval of the Securities and Exchange Commission and the New York Superintendent of Insurance.

Can transfers be made among your subaccounts and fixed account?

     By written request or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. We reserve the right to limit such transfers to 5 per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the New York Superintendent of Insurance.

     You may also transfer from the fixed account to the subaccounts once a year, but only on the policy anniversary or within 30 days after such policy anniversary. If you make this transfer, you cannot transfer from the subaccounts back into the fixed account until the next policy anniversary. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days after the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the date we receive the request. The miminum transfer amount is $250 or the fixed account value minus indebtedness, if less. The maximum transfer amount is the fixed account value, minus indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the New York Superintendent of Insurance.

     You may also transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account by automated transfers. Only one automated transfer arrangement can be in effect at any time. Policy values may be transferred to one or more subaccounts and to the fixed account, but can be transferred from only one account. The mimimun automated transfer amount is $50. Twelve automated transfers from the fixed account may not exceed an amount that, if continued, would deplete the fixed account within 12 months.

                         Payment of Policy Proceeds

What proof is necessary to process a claim for the death benefit of this policy?

     Proof satisfactory to us of the insured's death is determined by our receipt of a notarized death claim statement making claim to the insurance provided by this policy and a certified death certificate. Additionally, a physician's statement will be required for claims occurring within two years from: (1) the policy date; (2) the effective date of reinstatement; or, (3) any additional specified amount other than that resulting solely from a change in death benefit option issued after the policy date.

How are the proceeds paid?

     We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate then in effect, on death proceeds from the date of the insured's death to the settlement date.

What are the payment options other than a single sum?

     During the insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree. Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000. The following payment options are based on 3% interest and the 1983 A Mortality Table with Projection Scale G.

Option A - Interest Payments

     We will pay interest on proceeds placed under this option at the rate of 3% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

Option B - Payments for a Specified Period

     We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the table below. Monthly payment amounts for years not shown will be furnished upon request.

                         Option B Table

               Number                   Monthly
               of Years            Payment/$1000

                    10                  9.61
                    15                  6.87
                    20                  5.51
                    25                  4.71
                    30                  4.18

Option C - Lifetime Income

     We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 10, 15, or 20 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the following table for the sex and age of the payee on the due date of the first payment.

     Monthly income amounts for any age not shown in the following table will be furnished upon request.

                 Option C Table      M = Male  F = Female

         Age        Beginning          Life Income per $1,000 with
         Payee      In Year            Payments Guaranteed for
        -------   ----------          ------------------------------

                                10 years       15 years       20 years
                              -----------    ------------   ------------
                                M      F       M      F       M      F
          65        2005      5.16   4.63    4.96   4.54    4.69   4.41
                    2010      5.08   4.57    4.90   4.49    4.65   4.36
                    2015      5.01   4.51    4.84   4.43    4.61   4.32
                    2020      4.94   4.45    4.78   4.39    4.57   4.28
                    2025      4.87   4.40    4.73   4.34    4.53   4.25
                    2030      4.81   4.35    4.68   4.30    4.49   4.21
          70        2005      5.88   5.26    5.49   5.07    5.03   4.79
                    2010      5.79   5.18    5.42   5.00    4.99   4.75
                    2015      5.70   5.10    5.36   4.94    4.96   4.71
                    2020      5.61   5.03    5.30   4.88    4.92   4.67
                    2025      5.53   4.96    5.24   4.83    4.89   4.63
                    2030      5.45   4.89    5.18   4.77    4.85   4.60
          75        2005      6.74   6.09    6.01   5.67    5.29   5.15
                    2010      6.63   5.99    5.95   5.60    5.26   5.12
                    2015      6.52   5.89    5.90   5.54    5.24   5.08
                    2020      6.42   5.79    5.84   5.47    5.22   5.05
                    2025      6.32   5.71    5.78   5.41    5.19   5.02
                    2030      6.23   5.62    5.73   5.35    5.17   4.99
          80        2005      7.67   7.10    6.44   6.23    5.45   5.39
                    2010      7.56   6.98    6.41   6.18    5.44   5.38
                    2015      7.45   6.87    6.37   6.13    5.43   5.36
                    2020      7.35   6.76    6.32   6.07    5.42   5.35
                    2025      7.24   6.65    6.28   6.02    5.41   5.34
                    2030      7.14   6.55    6.24   5.97    5.40   5.32
          85        2005      8.52   8.14    6.73   6.64    5.50   5.49
                    2010      8.44   8.04    6.72   6.62    5.50   5.49
                    2015      8.36   7.93    6.70   6.59    5.50   5.49
                    2020      8.27   7.83    6.68   6.57    5.50   5.49
                    2025      8.19   7.74    6.67   6.54    5.50   5.49
                    2030      8.11   7.64    6.65   6.52    5.50   5.48

At certain ages, the monthly payment may be the same for the 10, 15, and 20 year guaranteed periods. In this event, we will guarantee the maximum years possible for the given monthly payment.

The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.

Will a supplemental contract be prepared if proceeds are placed under a payment option?

     If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

Can a beneficiary request a payment option?

     After the insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

Are excess interest earnings payable by us?

     On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

Flexible Premium Variable Life Insurance Policy

- Adjustable death benefit payable at insured's death prior to the maturity date at age 100 anniversary.
- Flexible premiums payable during the lifetime of the insured until the maturity at age 100 anniversary.
-    Cash surrender value payable on the maturity date at age 100 anniversary.
-    No-lapse guarantee as described herein.
-    This policy is nonparticipating. Dividends are not payable.

IDS Life Insurance Company of New York
20 Madison Avenue Extension
P.O. Box 5144
Albany, New York 12205